                                                FILED PURSUANT TO RULE 424(b)(2)
                                                REGISTRATION NO. 333-30285

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED OCTOBER 24, 1997

  This Prospectus Supplement amends and restates pages 47 and 48 of the Prospectus dated October 24, 1997. Except as set forth herein, the contents of the Prospectus remain as set forth therein.

                           REGISTERING STOCKHOLDERS

  All shares indicated below have been registered pursuant to the Company's previously announced obligations under registration rights agreements entered into in connection with the Consolidation Transactions, the PRG Merger and the LSI Acquisition. An aggregate of 7,378,154 shares of Common Stock may be offered by the Registering Stockholders from time-to-time. The following table sets forth, as of the date of this Prospectus Supplement, the name of each Registering Stockholder, and for each, the number of shares of Common Stock which may be offered for sale and, unless otherwise indicated, the number of shares to be owned beneficially after the Registered Offering (assumes all shares available for offer will be sold). Applicable percentage ownership is based on 35,833,486 shares of Common Stock outstanding as of the date of this Prospectus Supplement.

                          BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                              PRIOR TO THE                              AFTER THE
                          REGISTERED OFFERING                      REGISTERED OFFERING
                          -----------------------                  -----------------------
   NAME AND ADDRESS OF                            NUMBER OF SHARES
 REGISTERING STOCKHOLDER   SHARES      PERCENTAGE BEING REGISTERED  SHARES      PERCENTAGE
 -----------------------  ---------    ---------- ---------------- ---------    ----------
Osamu Kaneko(a).........  3,977,855(c)    11.2%        450,000(l)  3,527,855(c)    9.9%
Andrew J. Gessow(a).....  4,206,306(c)    11.8%        600,000     3,606,306(c)   10.1%
Steven C. Kenninger(a)..  1,658,669(c)     4.7%        450,000     1,208,669(c)    3.4%
Canpartners
 Incorporated(b)........    757,517        2.1%        757,517           --         --
  Beth Friedman(b)(d)...    129,282          *         129,282           --         --
  Loretta Evensen(b)....    129,282          *         129,282           --         --
  Mitchell R. Julis(b)..    129,282          *         129,282           --         --
                          ---------       ----       ---------     ---------      -----
   Total (as a group)...  1,145,363        3.2%      1,145,363           --         --
Robert T. Gow and Kay F.
 Gow....................  1,280,591        3.6%      1,280,591           --         --
Offsite International,
 Inc. ..................  1,160,627        3.3%      1,160,627           --         --
Ian K. Ganney...........    998,201        2.8%        186,527       811,674        2.3%
Richard Harrington......    998,201        2.8%        186,527       811,674        2.3%
Bush Construction
 Corporation............    464,250        1.3%        464,250           --         --
Plantation Group,
 L.L.C.(m)..............    255,338          *         255,338           --         --
Peach Tree, Ltd. .......    235,731          *         235,731           --         --
Plantation Group
 L.P.(n)................    197,453          *         197,453           --         --
Sharp Family Investment
 Trust(n)...............     99,124          *          99,124           --         --
Colonial Capital
 L.P.(n)................     99,124          *          99,124           --         --
EKC Corporation.........     80,301          *          80,301           --         --
First Capital Investment
 Fund...................     65,238          *          65,238           --         --
Centaur Corp. ..........     62,912          *          62,912           --         --
KPI Realty, Inc. .......     53,984          *          53,984           --         --
Genevieve Giannoni(a)...     38,970(e)       *           4,500        34,470(e)      *
Dennis H. Vaughn(f).....     38,490          *          38,490           --         --
James C. Anderson.......     35,940          *          35,940           --         --
Charles C. Frey(a)......     32,850(e)       *           9,000        23,850(e)      *
Old Town L.P.(n)........     32,108          *          32,108           --         --
James W. Geisz..........     24,038          *          24,038           --         --

          The date of this Prospectus Supplement is October 31, 1997.

                              BENEFICIAL
                          OWNERSHIP PRIOR TO                               BENEFICIAL
                                  THE                                  OWNERSHIP AFTER THE
                          REGISTERED OFFERING                          REGISTERED OFFERING
                          --------------------------                   --------------------------
   NAME AND ADDRESS OF                                NUMBER OF SHARES
 REGISTERING STOCKHOLDER  SHARES         PERCENTAGE   BEING REGISTERED SHARES         PERCENTAGE
 -----------------------  -----------    -----------  ---------------- ----------     -----------
Michael C. Ross(g)......       20,970              *       20,970             --              --
Arai Development Co.,
 Inc. ..................       20,435              *       20,435             --              --
Kumagai El Paseo, Inc. .       20,435              *       20,435             --              --
Martin A. Flannes.......       16,617              *       16,617             --              --
Susan K. Kenninger......       13,490              *       13,490             --              --
Michael B. Reeves(h)....       12,594              *       12,594             --              --
Charles V. Thornton(i)..       10,260              *       10,260             --              --
Timothy D. Levin(a).....        9,657(j)           *        6,522           3,000(j)           *
David M. Roberts........        8,985              *        8,985             --              --
Ruth L. Kenninger.......        8,985              *        8,985             --              --
James A. Hamilton.......        6,965              *        6,965             --              --
John J. Digges(n).......        4,410              *        4,410             --              --
Marc B. Sharp(n)........        4,410              *        4,410             --              --
Michele Z. Ball(n)......        4,410              *        4,410             --              --
Charles H. Reeves(k)....        1,500              *        1,500             --              --

--------
*Less than 1%

(a) Such person is a director and/or executive officer of the Company.

(b) Canpartners Incorporated ("Canyon") is the beneficial owner of 63,329 shares and is the sole general partner of CPI Securities L.P. (which holds 476,379 shares). Canpartners Investments II, L.P. (which holds 151,862 shares) and Canpartners Investments V, L.P. (which holds 65,948 shares). Mr. Friedman (a director of the Company), Mitchell R. Julis and R. Christian B. Evensen are the sole shareholders and directors of Canyon and may be deemed to share beneficial ownership of the shares shown as owned by Canyon and the indicated limited partnerships. Such persons disclaim beneficial ownership of such shares. The 757,517 shares shown as beneficially owned by Canyon do not include 147,282 shares owned by Mr. Friedman's wife, 147,282 shares owned by Mr. Julis and 147,282 shares owned by Mr. Evensen's wife, the beneficial ownership of which is disclaimed by Canyon.

(c) Includes presently exercisable options to purchase 75,000 shares of Common Stock.

(d) Beth Friedman is the wife of Joshua S. Friedman, a director of the Company. Loretta Evensen is the wife of R. Christian B. Evensen, a shareholder and director of Canyon. Mitchell R. Julis is a shareholder and director of Canyon.

(e) Includes presently exercisable options to purchase 23,850 shares of Common Stock with respect to Mr. Frey and 34,470 shares of Common Stock with respect to Ms. Giannoni.

(f) Includes 33,990 shares held by The Vaughn Family Trust, of which Mr. Vaughn is a co-trustee and 4,500 shares held by the Dennis Vaughn Subtrust, of which Mr. Vaughn is trustee.

(g) Includes 10,170 shares held by the Ross Revocable Trust, of which Mr. Ross is a co-trustee and 10,800 shares held by the Latham & Watkins Pension Plan FBO Michael C. Ross, of which Mr. Ross is beneficiary.

(h) Includes 9,000 shares held by The CCN&M Revocable Trust, of which Mr. Reeves is co-trustee.

(i) Includes 2,340 shares held by the Paul, Hastings, Janofsky & Walker Retirement Plan FBO Charles V. Thornton, of which Mr. Thornton is beneficiary.

(j) Includes presently exercisable options to purchase 3,000 shares of Common Stock.

(k) The shares indicated are held by a trust of which Mr. Reeves is co-trustee.

(l) The 450,000 shares registered are held by Kei Associates, a California general partnership, in which Mr. Kaneko indirectly holds an approximate 97% general partnership interest.

(m) Plantation Group L.L.C. distributed 441,039 shares to certain of its members in October 1997.

(n) The shares indicated were distributed to such person by Plantation Group L.L.C. in October 1997.

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